As filed with the Securities and Exchange Commission on May 6, 2005. Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                            ------------------------

                                   XIOM Corp.
                 (Name of Small Business Issuer in its Charter)


         Delaware                        8090                     11-3460949
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
Incorporation or organization)   Classification Code Number) Identification No.)

                                68A Lamar Street
                          West Babylon, New York 11704
                                 (631) 643-4400
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Andrew Mazzone, President
                                68A Lamar Street
                          West Babylon, New York 11704
                                 (631) 643-4400
            (Name, address, including zip code, and telephone number,
                   Including area code, of agent for service)

                          Copies of communications to:
                             Michael S. Krome, Esq.
                                  8 Teak Court
                           Lake Grove, New York 11755
                          Telephone No.: (631) 737-8381
                          Facsimile No.: (631) 737-8382

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         Calculation of Registration Fee
=======================================================================================================
                                            Proposed             Proposed                  Amount
Title                      Amount           Maximum              Maximum                   of
Of Securities              to be            Offering Price       Aggregate                 Registration
To be Registered           Registered       Per Share            Offering Price (1)        Fee (1)
---------------------      -------------    -----------------    -------------------       ----------
Common Stock,(1)            500,000(2)        $3.00                $ 1,500,000             $ 176.55
  Par value $.0001
  Per share
Common Stock,(1)            157,062(3)        $3.00                $   471,186             $  55.13
  Par value $.0001
  Per share
Common Stock,(1)            157,062(4)        $3.00                $   471,186             $  55.13
  Par value $.0001
  Per share

(1) Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee.

(2) Representing 500,000 shares of common stock for sale by the Company under a self-underwriting.

(3) Representing the total of 157,062 shares sold pursuant to a private placement of the Company between January 1, 2005 through March 18, 2005

(4) Representing the total of 157,062 shares underling warrants sold as part of the private placement of the Company between January 1, 2005 through March 18, 2005

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

        Preliminary Prospectus Subject to Completion dated May 6, 2005

                                   XIOM Corp.
                         814,124 shares of common stock
                    ----------------------------------------

Total represents 814,124 shares of common stock of the registrant. Of this amount, 500,000 shares are to be issued and sold directly by the Company, from time to time. 157,062 represents shares of Selling Shareholders and an additional 157,062 represents shares underlying certain warrants issued by the Company to the Selling Shareholders. The Company will not receive any proceeds from the shares sold by the Selling Shareholders. The Company will only receive the proceeds from the sale of the shares by the Company, if sold and/or the exercise of the warrants held by the Selling Shareholders, if exercised at a price of $0.75 per share. The Company has paid and intends to pay all expenses associated with this offering.

MARKET FOR THE SHARES

No market currently exists for our shares. The price reflected in this Prospectus of $3.00 per share is the initial offering price of shares upon the effectiveness of this prospectus. At that time the selling shareholders may offer the shares for this price, until the shares are traded on the OTC Bulletin Board, if ever. At that time the price will be determined by the market and may not reflect the initial price of our shares after the offering. We cannot make any prediction at what range our shares will trade at, if any.

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the factors described under the heading "Risk Factors" beginning on Page 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    ----------------------------------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Summary ..................................................................    3
The Offering .............................................................    4
Summary Financial Information ............................................    4
Risk Factors .............................................................    5
Use of Proceeds ..........................................................    9
Determination of Offering Price ..........................................   10
Dividends ................................................................   10
Management's Discussion and Analysis or Plan of Operation ................   10
Business of the Company ..................................................   10
Inflation ................................................................   13
Government Regulation ....................................................   13
Management ...............................................................   14
Executive Compensation ...................................................   15
Description of Property ..................................................   15
Litigation................................................................   15
Employment Agreement......................................................   15
Certain Relationships ....................................................   15
Principal Stockholders ...................................................   16
Dilution .................................................................   24
Offering by Selling Shareholders .........................................   24
Shares Eligible for Future Sale ..........................................   17
Description of Securities ................................................   17
Plan of Distribution .....................................................   18
Indemnification of Directors and Officers ................................   19
Delaware Business Combination Provisions .................................   20
Where You Can Find More Information ......................................   21
Transfer Agent ...........................................................   21
Interest of Named Experts and Counsel ....................................   21
Legal Matters ............................................................   21
Experts ..................................................................   21
Financial Statements .....................................................   22

PROSPECTUS SUMMARY

This prospectus summary highlights selected information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding our company and the shares of common stock being sold in this offering, which information appears elsewhere in this prospectus.

ABOUT OUR COMPANY

      Panama Industries, Ltd. was incorporated in Delaware on March 2, 1998. The previous parent of Panama Industries, Ltd., Thermaltec International Corp. now Humana Trans Service Corp. ("HTSC"), and traded publicly, was incorporated in 1994 under the laws of the State of Delaware. It was engaged in the thermal spray metal coating industry as a subsidiary of HTSC. Panama Industries, Ltd. was subsequently spun out of HTSC in July of 2001. This endeavor has changed to develop Thermal Deposition Polymer Coatings (TDPC). The company changed its name to Xiom Corp. in August 2004. Xiom Corp is engaged in the thermal spray coating industry. It's primary business objective, to date, is to establish and support thermal spray coating shops throughout the world.

      TDPC is a technology used by Xiom Corp. to coat a substrate (surface) with plastics and plastic metal formulas. The coating material utilized depends upon the requirements of each specific application.

How our company is organized

      Panama Industries, Ltd. was incorporated in Delaware on March 2, 1998. It was engaged in the thermal spray metal coating industry as a subsidiary of HTSC. The previous parent of Panama Industries, Ltd., Thermaltec International Corp. now Humana Trans Service Corp. (HTSC) was incorporated in 1994 under the laws of the State of Delaware. It was subsequently spun out of HTSC in July of 2001. Shareholders in the former parent company were issued shares in the spin-off at the time of the transaction. The company changed its name to Xiom Corp. in August 2004.

Where you can find us

      Our corporate offices are located at 513 Dryden Street, Westbury, New York 11740. Our manufacturing facility is located at 68A Lamar Street, West Babylon, New York. XIOM'S telephone number is 631) 643- 4400.

THE OFFERING
Shares offered in this offering to be sold by Company             500,000 shares
Shares offered by Selling Shareholders                            157,062 shares
Shares underlying Warrants                                        157,062 shares
Shares Outstanding as of March 31, 2005:                        5,800,925 shares
         Not including shares to be sold by the Company
         pursuant to this Registration Statement or issued
         pursuant to exercise of warrants
Shares Outstanding after sale of shares to be sold
         by the Company and exercise of all warrants            6,457,987 shares

Use of Proceeds - XIOM Corp. will not receive any proceeds from the sale of the shares by the Selling Shareholders. XIOM Corp. will receive the proceeds of the, 500,000 shares, to be sold in the future directly by the Company, from time to time. The Company will only receive the proceeds from the sale of the shares by the Company, if sold and/or the exercise of the warrants held by the Selling Shareholders, if exercised at a price of $0.75 per share. There is no guarantee that the additional shares will be sold or that the warrants will be exercised.

Our Trading Symbol

      The Common Stock of XIOM, Corp. does not have a trading symbol at this time.

      The price of the shares we are offering was arbitrarily determined. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value.

Number of Holders - As of September 30, 2004, there were approximately 548 record holders of common stock and/or options.

SUMMARY FINANCIAL INFORMATION

                                          September 30, 2004  September 30, 2003

Balance Sheet Data:
Total Assets                                    $   191,780          $   102,739
Total Liabilities                               $    91,416          $    82,111
Total Stockholders' Equity                      $   100,364          $    20,628

Statement of Operations:
Revenues                                        $   114,479          $   143,973
Expenses                                        $   229,083          $   119,883
Net Profit (Loss)                                  (114,604)         $    24,090
Basic and Diluted Income (Loss) Per Share             (0.03)                0.01
Weighted Average No. Shares Used
         In Computing Income (Loss) Per Share     3,970,602            3,632,973

RISK FACTORS

      An investment in our common stock is highly speculative and involves a high degree of risk. Therefore, you should consider all of the risk factors discussed below, as well as the other information contained in this document. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

Risk Factors Related to XIOM Corp:

We may continue to lose money, and if we do not achieve profitability, we may not be able to continue our business.

      Through December 31, 2004, we have generated limited revenues from operations, have incurred substantial expenses and have sustained losses. In addition, we expect to continue to incur significant operating expenses. As a result, we will need to generate significant revenues to achieve profitability, which may not occur. We expect our operating expenses to increase as a result of our planned expansion. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future. We expect to have quarter-to-quarter fluctuations in revenues, expenses, losses and cash flow, some of which could be significant. Results of operations will depend upon numerous factors, some beyond our control, including regulatory actions, market acceptance of our products and services, new products and service introductions, and competition.

We are dependent on our key personnel and if we lose those personnel, our business would fail.

      Our future success depends, in significant part, upon the continued service of our senior management. The loss of any of these individuals, particularly in the early stages of our operations, would hurt our business. We do not maintain key man life insurance covering any of our personnel. Our future success also depends on our continuing ability to attract and retain highly qualified personnel. Competition for such personnel is intense, and we may experience difficulties in attracting the required number of such individuals. If we were unable to hire and retain personnel in key positions, our business would fail. As a result, we might incur substantially more expenses than income and might not have enough resources to fund growth that may be commercially viable. If we are not able to successfully initiate our marketing program, we may not be able to generate enough sales to our vendors or through our web site and become a viable company.

Some of our competitors may be able to use their financial strength to dominate the market, which may affect our ability to generate revenues.

      Some of our competitors may be much larger companies than us and very well capitalized. They could choose to use their greater resources to finance their continued participation and penetration of this market, which may impede our ability to generate sufficient revenue to cover our costs.

      We will need additional capital to finance our business plan and such financing may be unavailable or too costly.

      Our ability to research and develop the core technologies we are planning to utilize is dependent on our ability to secure financing and allocate sufficient funds required to support our marketing activity. Additional financing may not be available on favorable terms or even at all. If we raise additional funds by selling stock, the percentage ownership of our then current stockholders will be reduced. If we cannot raise adequate funds to satisfy our capital requirements, we may have to limit our operations significantly. Our ability to raise additional funds may diminish if the public equity markets become less supportive of the industry.

Risks Related to Offering:

Management beneficially owns approximately 36.9% of our common stock and their interest could conflict with yours.

      Our Chairman and President, Andrew B. Mazzone and other management beneficially own approximately 36.9% of our outstanding common stock. As a result, Mr. Mazzone and management may be able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control, which may be to the benefit of the directors and executive officers but not in the interest of the shareholders.

Future sales of common stock by our existing shareholders could adversely affect our stock price.

      As of March 31, 2005, XIOM Corp., Inc. has 5,800,925 outstanding shares of Common Stock, not assuming the exercise of all the warrants and sale of the stock directly by the Company in this offering. 500,000 additional shares are being registered with this offering, along with 152,067 shares underlying the warrants. Of the total shares outstanding as of March 31, 2005, a total of 5,576,373 belong to shareholders subject to Rule 144, and are "restricted securities" as defined under Rule 144, substantially all of which are available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act, or pursuant to this Registration Statement. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales will occur, could have a materially negative effect on the market price of our Common Stock. This problem would be exacerbated if we continue to issue Common Stock in exchange for services.

We expect to issue additional stock in the future to finance our business plan and the potential dilution caused by the issuance of stock in the future may cause the price of our common stock to drop.

      As of March 31, 2005, we had 5,800,925 outstanding shares of Common Stock, not assuming the exercise of all the warrants. If all the shares of stock being offered directly by the Company in this offering were sold, and all warrants were exercised, we would have a total of 6,457,987 issued and outstanding. Subsequent to the effective date of this offering, we may need to raise additional capital, which may then result in the issuance of additional shares of common stock, or debt instruments. Shares may be issued under an available exemption, a later registration statement, or both. If and when additional shares are issued, it may cause dilution in the value of shares purchased in this offering and may cause the price of our common stock to drop. These factors could also make it more difficult to raise funds through future offerings of common stock.

Our directors have limited liability and therefore cannot be held liable for monetary damages.

      The Certificate of Incorporation of the Company provides indemnification to the fullest extent permitted by Delaware law for any person whom the Company may indemnify thereunder, including directors, officers, employees and agents of the Company. In addition, the Certificate of Incorporation, as permitted under the Delaware General Corporation Law, eliminates the personal liability of the directors to the Company or any of its stockholders for damages for breaches of their fiduciary duty as directors. As a result of the inclusion of such provision, stockholders may be unable to recover damages against directors for actions taken by directors which constitute negligence or gross negligence or that are in violation of their fiduciary duties. The inclusion of this provision in the Company's Certificate of Incorporation may reduce the likelihood of derivative litigation against directors and other types of stockholder litigation, even though such action, if successful, might otherwise benefit the Company and its stockholders.

We may not be able to obtain a trading market for your shares.

      Trading in our Common Stock, if any, is intended to be conducted on the OTC Bulletin Board operated by the NASD, if and when, we obtain a listing. We have made application to the NASD to list these shares on the Over the Counter Bulletin Board operated by the NASD. Said application is still pending. Because we may not be able to obtain or maintain a listing on the OTC Bulletin Board, your shares may be more difficult to sell. However, if we are unable to qualify for this listing, or if we will become unable to maintain our listing on the OTC Bulletin Board, we believe that our stock will trade on over-the-counter market in the so-called "pink sheets". Consequently, selling your Common Stock would be more difficult because only smaller quantities of stock could be bought and sold, transactions could be delayed, and security analysts' and news media's coverage of Medivisor, Inc. may be reduced. These factors could result in lower prices and larger spreads in the bid and ask prices for our stock.

It is more difficult for our shareholders to sell their shares because we are not, and may never be, eligible for NASDAQ or any National Stock Exchange.

      We are not presently, nor is it likely that for the foreseeable future we will be, eligible for inclusion in NASDAQ or for listing on any United States national stock exchange. To be eligible to be included in NASDAQ, a company is required to have not less than $4,000,000 in net tangible assets, a public float with a market value of not less than $5,000,000, and a minimum bid price of $4.00 per share. At the present time, we are unable to state when, if ever, we will meet the NASDAQ application standards. Unless we are able to increase our net worth and market valuation substantially, either through the accumulation of surplus out of earned income or successful capital raising financing activities, we will never be able to meet the eligibility requirements of NASDAQ. As a result, it will more difficult for holders of our common stock to resell their shares to third parties or otherwise, which could have a material adverse effect on the liquidity and market price of our common stock

We may require additional funds to achieve our current business strategy, which we may not be able to obtain.

      XIOM CORP. is a relatively new business entity with limited capital resources. Its future plans may require significant capital, which may not be available on an as needed basis to XIOM CORP. Moreover, XIOM CORP. will be in competition with numerous entities also offering franchise opportunities, with greater financial, personnel and market resources. If XIOM Corp.'s capital is insufficient to impact and reach the targeted market, XIOM CORP. may not achieve its intended goals or succeed in its industry.

      This Prospectus contains forward-looking statements, which involve risks and uncertainties. Such forward-looking statements include, but are not limited to, statements regarding future events and our plans and expectations. XIOM Corp.'s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the proceeding risk factors and elsewhere in this Prospectus. In addition to the other information in this Prospectus, the foregoing risk factors should be considered carefully in evaluating XIOM Corp. and our business before purchasing the Common Stock offered by this Prospectus.

Risks of Leverage; Debt Service Requirements.

      The Company expects to utilize the maximum amount of debt financing available to it in connection with the acquisition and construction of its network infrastructure. The Company's debt to equity ratio is likely to be high at the commencement of operations. High leverage creates risks, including the risk of default as well as operating and financing constraints likely to be imposed by prospective lenders. The interest expense associated with the Company's anticipated debt burden may be substantial and may create a significant drain on the Company's future cash flow, especially in the early years of operation. Any such operating or financing constraints imposed by the Company's lenders as well as the interest expense created by the Company's debt burden could place the Company at a disadvantage relative to other better capitalized service providers and increase the impact of competitive pressures within the Company's markets

No assurances.

      All investments will be available for use by the Company immediately upon payment and subscription by the investor and will not be available for refund to investors if the offering fails to raise sufficient funds to complete the business plan of the Company. Investors can have no assurances that the Company will be able to raise funds from other sources to complete its business plan.

Competition.

      The Company faces substantial competition from a number of providers of similar services. Many of the Company's competitors, particularly those competitors who are large, have substantially greater financial, manufacturing, marketing and technical resources, have greater name recognition and customer allegiance than the Company. This may affect our ability to attract business and limit the opportunities to generate revenues.

Forward Looking Information

      Certain statements in this document are forward-looking in nature and relate to trends and events that may affect the Company's future financial position and operating results. The words "expect" "anticipate" and similar words or expressions are to identify forward-looking statements. These statements speak only as of the date of the document; those statements are based on current expectations, are inherently uncertain and should be viewed with caution. Actual results may differ materially from the forward-looking statements as a result of many factors, including changes in economic conditions and other unanticipated events and conditions. It is not possible to foresee or to identify all such factors. The Company makes no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date of this document that may affect the accuracy of any forward-looking statement.

Reliance on Management.

      The investors will have no rights to participate in the above-described management decisions of the Company; the shareholder will only have such rights as other shareholders.

USE OF PROCEEDS

XIOM Corp. will not receive any proceeds from the sale of the shares by the Selling Shareholders. XIOM Corp. will receive the proceeds of the 500,000 shares to be sold directly by the Company, from time to time. The Company will only receive the proceeds from the sale of the shares by the Company, if sold and/or the exercise of the warrants held by the Selling Shareholders, if exercised at a price of $0.75 per share. There is no guarantee that the additional shares will be sold or that the warrants will be exercised.

As of March 31, 2005, we have limited cash. Should we succeed in raising funds through the sale of Shares, we plan to use the funds for working capital, building inventory and for reduction of debt of the Company

DETERMINATION OF OFFERING PRICE

      Before this offering, there has been no public market for the shares of our common stock. Accordingly, the price of the common shares stated in this prospectus $3.00 was determined by an arbitrary process based upon our internal, subjective evaluation. Among the factors considered in determining the initial estimated price of the common shares were:

      1.    Our history and our prospects;
      2.    The industry in which we operate;
      3. The status and development prospects for our proposed products and services;
      4.    Our past and present operating results;
      5.    The previous experience of our executive officers; and
      6. The general condition of the securities markets at the time of this offering.

      The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares of common stock offered in this prospectus. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the common stock can be resold at or above the initial public offering price.

DIVIDENDS

      We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid until our earnings and financial condition justify such dividends, and there can be no assurance that we can achieve such earnings.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

      The following is our plan of operation for the following 12 months, and should be read in conjunction with our financial statements and notes thereto appearing in this prospectus.

      The Company expects it has enough cash resources and revenue to cover expenses for the foreseeable future, i.e., through the first quarter of 2005 or beyond. However, without increased revenues or additional capital, it is extremely likely that our marketing plan will not be able to be completed. This would significantly hamper out efforts to enter into the product niche as and when we would like.

BUSINESS OF THE COMPANY - PRINCIPAL PRODUCTS AND SERVICES

      The coatings utilized by Xiom Corp. are produced from materials in the form of plastic powder. The material is melted in a heat source, and projected onto a substrate by a mixture of air flammable gases to form the coating. The air, flammable gases and coating are brought together in a flame in the nozzle of a specialized and patented gun where the coating is melted and sprayed forward onto the surface to be coated. The gases and molten coating are cooled by the surface and the coating adheres to the surface.

      TDPC technology can be utilized in any situation in which surfaces are worn from use or exposed to erosion or corrosion. A few of the most common targeted applicators are:

                  Painters
                  Contractors
                  Powder Coaters
                  Maintenance Personnel

Industries that may have a need for the Company's products are:

                  Oil
                  Chemical
                  Ship-building
                  Construction
                  Printing
                  Paper Manufacturing
                  Agriculture
                  Protective Coatings
                  Food-processing
                  The Military

      The Company currently manufactures and distributes The Xiom 1000 polymer multicoat spray system.

      A new TDPC process designed and patented by Xiom's engineers provides unique combinations of versatile coatings. The specialized spray gun deposits plastics, plastic with additives, and plastic with metals. These specially engineered plastic materials transform the performance and cost structure of powder painting to prolong the life of structures and materials. For many surface problems, Xiom has developed unique standard protective solutions. Xiom also provides custom applications for plastic coating needs in surface protection situations.

The Xiom 1000 polymer spray system with a specialized Xiom coating can be used to:

                  Control marine growth on boat hulls
                  Protect outside metal/wood/concrete structures
                  To give industrial rolls release and wear protection Control graffiti
                  Control mold
                  Encapsulating coating for treated wood
                  Create Non-skid coatings

Some other desirable characteristics of our process are:

                  Cost-effective
                  No VOCs (volatile organic compounds)
                  Easier to apply than paint
                  Lasts 7 to 10 times longer than paint
                  Uses a completely portable console, spray gun, hoses and
                    powder feeder
                  Cures instantly; needs no curing oven
                  Can be applied to wood, brick, masonry, steel, glass, metal and ceramics

      Our coatings can provide Anti-Microbial protection. The anti-microbial compound can preserve property, and suppress bacteria. The anti-microbial compound is designed to serve in plastic coating as a major line of defense in combating microorganisms. When coupled with other hygienic measures, it provides extra protection.

Our current Research Projects:

Biocidal additives to Nylon co-polymers (Platamid), polyetheramid (Pebax), and polyethylene or polyethylene with process aid materials (Pebax).

Magnetic Radar Absorbent Materials (MagRAM)

      Anti-foul coating for weight reduction, elimination of toxic compounds, increased durability and longevity of coatings, and reduced drag. This application is directed to civilian and military marine vessels.

      Zero Degree Clearance coatings using our process with polyester/Aluminum materials as a reduced cost and ease of application replacement for abradable coatings. As a water-jet propulsion enhancement for marine applications, the anti-foul material with aluminum can be used. This application is directed toward the Aircraft Industry and Boating Industry.

Release Coatings are another development of Xiom.

      These are coatings, which possess seemingly disparate functions of both grip and non-stick or release properties, are a vital requirement in the paper and other processing industries. A given component must often move paper through the line without slippage but, at the same time, it must be able to do so without glue or processed paper sticking to the part. Currently sprayed coatings to meet release and grip needs are applied in three steps:

      1. A base coating of metal, oxide ceramic or carbide is applied to the substrate.
      2. A top coating of plastic, Teflon, etc. is applied to the base coating.
      3. The two-part coating is then removed and placed in an oven for elevated temp cure.

Xiom's unique process method permits deposition of cured composite coatings in one step.

      Our coating materials consist of a plastic powder matrix in combination with lesser additives from a family of metal alloys, carbides or oxide ceramics plus Teflons, silicones and siloxane release materials.

The specific composition of each coating is designed to maximize:

                  Wear resistance
                  Corrosion resistance
                  Non-stick and release properties

      Gripping is a function of surface morphology which is controlled by adjusting the particle size of the metal constituent in the starting powder.

      Spraying these coatings is relatively simple. For instance, to apply a composite Teflon plus nickel alloy coating, the applicator merely loads Xiom's composite powder in the Xiom 1000 fluidized powder feeder and is ready to spray. By following some simple instructions, an applicator can accomplish both spraying and curing in one step.

Xiom is currently offering two base powders:

      1. Xiom LT1, a low temperature plastic with maximum operating temp to 300F. Contains nickel alloy for wear resistance and Teflon and siloxane for non-stick properties.
      2. Xiom HT1, a relatively high temperature Teflon (FEP) powder with maximum operating temp to 450F. Contains nickel alloy for wear and added siloxane for release.

      Xiom believes that one or both of the above coatings will solve most industry problems requiring release, wear resistance, and gripping.

      Xiom distributors are currently located in New York, Texas, Massachusetts, South America, and Africa.

INFLATION

      The amounts presented in the financial statements do not provide for the effect of inflation on the Company's operations or its financial position. Amounts shown for machinery, equipment and leasehold improvements and for costs and expenses reflect historical cost and do not necessarily represent replacement cost. The net operating losses shown would be greater than reported if the effects of inflation were reflected either by charging operations with amounts that represent replacement costs or by using other inflation adjustments.

GOVERNMENT REGULATIONS

      The Company, both in Latin America and in the U.S., is subject to Workers' Compensation and Safety Laws. XIOM believes that it has all the necessary licenses from all governmental agencies to conduct business in the U.S., Costa Rica and Africa. It has not had any warnings or citations for any violations. To the best of its knowledge, the Company complies with all emissions regulations and waste removal regulations. The Company believes its only exposure would be in the area of Workers' Compensation claims for which it is uninsured. The Company doesn't reserve for possible problems in this area because of its history of not having such problems.

      New York State approval pertains to the bridge coating business. We are an approved vendor by NYS Department of Transportation and if we receive a coating contract, that contract is monitored daily by NYS inspectors. In Costa Rica, all our work is by purchase order and is subject to periodic plant inspections by government safety and emissions inspectors. The Company has received no notice of violation or citations from such inspections.

      The cost of compliance with government regulation is embedded in the cost of environmentally safe equipment. Government inspection requires assistance by employees and such assistance is not deemed material by the Company.

      New York State Thruway Authority has approved and is currently using thermal spray coatings as an acceptable method of corrosion protection of bridge structural steel. XIOM is an approved applicator for New York State Thruway Authority Bridge Metallizing Projects.

      As part of its specifications for thermal spraying New York State has adopted specifications established by the Society of Protective Coatings (SSPC) and The American Society for Testing and Materials (ASTM).

MANAGEMENT

The directors and officers of the Company are listed below with information about their respective backgrounds.

Name                       Age              Position
--------------------------------------------------------------------
Andrew B. Mazzone          63               Chairman, President
Thomas Gardega             57               Vice President, Director


Andrew Mazzone

      Mr. Mazzone has been the chairman of the company since its inception in 1998. From 1970 until February 15, 1995, Mr. Mazzone was employed by Metco, Westbury, NY, a subsidiary of the Perkin Elmer Corp. Mr. Mazzone, as President, resigned from Sulzer Metco after the acquisition of the Company in 1995. From 1995 to October, 2001 Mr. Mazzone was President of Thermaltec International. From 1998 to the present Mr. Mazzone has been President of Xiom. Xiom formerly Panama Industries now consists of the spunout industrial activities of Thermaltec now known as Humana Trans Services Corp. (HTSC).

      Some of the highlights of Andrew Mazzone's Metco career include positions as Director of Logistics, Director of Sales and Marketing, Director of Manufacturing, Executive Vice President and President.

      Mr. Mazzone has degrees from Babson College, Babson Park, Massachusetts, in finance and an advanced degree in economics, with a specialty in economic history. Mr. Mazzone will devote full time to the efforts of the Company (See "Principal Stockholders").

Thomas Gardega

      Mr. Gardega has been an employee of the company since September 24, 1999. Mr. Gardega brings to the Company a vast knowledge in the heat sprayed plastic coatings industry. Mr. Gardega was responsible as project manager for all field operations of electrical construction in the State of South Carolina for Basic Electrical, Inc. including purchasing, manpower acquisition, managing field office, project management and scheduling, materials, equipment, permits, and meetings.

      Mr. Gardega has held a position in Perkin Elmer's (a publicly traded company), division of Metco from 1978 to 1981 as special marketing representative and field service engineer. His function included training, customer support, materials, and applicable processes.

      Mr. Gardega has held management positions in commercial electrical contracting projects throughout the United States. He also was President of National Thermal Spray, Inc., a developer and marketer of thermal coating systems. He is an acknowledged expert in large scale installation of electrical and communications systems. He graduated from Empire State College in New York majoring in business administration.

EXECUTIVE COMPENSATION

      The officers and directors of Xiom Corp. will be reimbursed only for documented out-of-pocket expenses, petty cash and by issuing shares for services.

      All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Executive officers are elected annually by the Board of Directors to hold office until the annual meeting of shareholders and until their successors are chosen and qualified.

DESCRIPTION OF PROPERTY

      XIOM leases office space in Westbury, New York, on a month-to-month basis for $1,300 per month. In addition, the Company leases a separate manufacturing and warehouse facility of approximately 1,600 square feet, on a month-to-month basis for $2,500 per month. Rent expense, net of sub-lease income, for fiscal 2004 and 2003 was approximately $35,600 and $27,500, respectively. The office space and manufacturing are adequate for the needs of the Company at this time. However, if it were necessary to expand manufacturing capacity, the Company would need to relocate its facilities, at an added cost per month. Such location would be relatively easy to locate, but the initial cost may be excessive for us.

EMPLOYEES

      The company has three full time employees including its Officer/Directors that are engaged in Company business on a full-time basis. There are no part-time employees. None of our employees are covered by collective bargaining agreements. We believe that our relations with our employees are good.

LITIGATION

      The Company is not engaged in any litigation.

EMPLOYMENT AGREEMENT

      As of the date of this filing we do not have any written employment agreements with any officer or directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has issued the following shares to affiliates of the Company, the transactions took place on August 12, 2004:

We issued 150,00 shares of common stock to DRB Consulting, Inc., for accounting and consulting services for the fiscal years of 2003 and 2004.

We issued 200,000 shares of common stock to James W. Zimbler for consulting services performed by him in the 2004 fiscal year.

We issued to our President, Andrew Mazzone, a total of 500,000 shares of common stock, in two separate transaction 125,00 shares for the repayment of Officer Loans to the Company and 375,000 shares for the transfer of certain technology rights used by the Company.

We issued to our Vice-President, Thomas Gardega, a total of 800,000 shares of common stock, in two separate transactions, 475,00 shares for the transfer of certain technology rights used by the Company, and 375,000 shares for the transfer of certain Patent Rights to the Company

PRINCIPAL STOCKHOLDERS

The following table describes, as of the date of this prospectus, the beneficial ownership of our Common Stock by persons known to us to own more than 5% of such stock and the ownership of Common Stock by our directors, and by all officers and directors as a group.

                                    Number of             Percentage of Shares
                                    Shares Beneficially   Owned after sale of
Identity of Stockholder or Group    Owned (1)             Shares in Offering (2)
--------------------------------    --------------        ----------------------
Andrew B. Mazzone                    1,353,259                       20.9%
513 Dryden Street
Westbury, NY  11590
President, Director

Thomas Gardega                       1,034,786                       16.0%
200 Landmark Rd.
Conway, SC  29527
Executive Vice President, Director

James Zimbler (3)                      213,334                          *
234 East Collage Avenue
State College, PA 16801

Michael S. Krome, Esq. (3)              40,000                          *
8 Teak Court
Lake Grove, NY 11755
-----------------------------
All Officers and Directors as        2,388,045                       36.9%
A Group (2 Persons)

*     Less than 5%

(1) Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of Common Stock that an individual or entity has a right to acquire within 60 days pursuant to the exercise of options or options are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or entity shown in the table.

(2)   Assumes sale of 500,000 shares by the Company and exercise of all warrants

(3)   Mr. Zimbler is a control person, along with another shareholder, Michael
      S. Krome, Esq., a holder of 40,000 shares in Alpha Advisors, LLC. The shares owned by Mr. Zimbler and Alpha total 488,334 and when all of the ownership percentages are added, the control percentage for Alpha Advisors LLC is 7.6%, if voted as a block. The shares owned by Mr. Krome and Alpha total 315,000 and when all of the ownership percentages are added, equaling 528,334, the control percentage for Alpha Advisors LLC is 4.8%, if voted as a block. If Mr. Zimbler, Mr. Krome and Alpha are pooled, the percentage is 8.1%

SHARES ELIGIBLE FOR FUTURE SALE

      As of the date of this offering, Xiom Corp. has 5,800,925 outstanding shares of Common Stock with an estimated book value of $100,364 or $.017 per share. Assuming the 500,000 shares to be sold by the Company are sold and the exercise of the 157,062 shares underlying the warrants, there will be a total of 6,457,987 shares issued and outstanding. The shares held by the officers and directors and other entities holding more than 5% of the issued and outstanding shares of the Company will be subject to the volume selling requirements of Rule 144.

      In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, including an Affiliate, who has beneficially owned Restricted Shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of:

      (i) One percent of the outstanding shares of Common Stock; or

      (ii) The average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed with the Securities and Exchange Commission.

      Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about Xiom, Inc. In addition, a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least two years may resell such shares without regard to the requirements described above. Xiom, Inc. is unable to estimate the number of Restricted Shares that ultimately will be sold under Rule 144 because the number of shares will depend in part on the market price for the Common Stock, the personal circumstances of the sellers and other factors. See "Risk Factors--Shares Eligible for Future Sale" and "Risk Factors--Possible Volatility of Stock Price."

DESCRIPTION OF SECURITIES

      Our authorized capital stock consists of 10,000,000 shares of common stock, par value $.0001 per share. As of March 31, 2005, there were 5,800,925 shares of Common Stock outstanding, all of which were fully paid and non-assessable. This does not include the 500,000 shares being registered in this Registration Statement to be sold by the Company, if possible, from time to time, and the 157,062 shares underlying the warrants. The following summary description of the Common Stock is qualified in its entirety by reference to the Company's Certificate of Incorporation and all amendments thereto.

Common Stock

      Our authorized capital stock consists of 10,000,000 shares of common stock, par value $.0001 per share. Each share of Common Stock entitles its holder to one non-cumulative vote per share and, the holders of more than fifty percent (50%) of the shares voting for the election of directors can elect all the directors if they choose to do so, and in such event the holders of the remaining shares will not be able to elect a single director. Holders of shares of Common Stock are entitled to receive such dividends, as the board of directors may, from time to time, declare out of Company funds legally available for the payment of dividends. Upon any liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to receive pro rata all of the assets of the Company available for distribution to stockholders.

      Stockholders do not have any pre-emptive rights to subscribe for or purchase any stock, warrants or other securities of the Company. The Common Stock is not convertible or redeemable. Neither the Company's Certificate of Incorporation nor its By-Laws provide for pre-emptive rights.

PLAN OF DISTRIBUTION

      No market currently exists for our shares. The price reflected in this Prospectus of $3.00 per share is the initial offering price of shares upon the effectiveness of this prospectus. At that time the selling shareholders may offer the shares for this price, until the shares are traded on the OTC Bulletin Board, if ever. At that time the price will be determined by the market and may not reflect the initial price of our shares after the offering. We cannot make any prediction at what range our shares will trade at, if any.

      The shares may be sold or distributed from time to time by the selling stockholders or by pledges, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledges) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, prior to trading this price will be $3.00, after the shares are trading, if ever, it will be at market prices prevailing at the time of sale. After the shares are traded, if this happens, the distribution of the shares may be effected in one or more of the following methods:

      o ordinary brokers transactions, which may include long or short sales,
      o transactions involving cross or block trades on any securities or market where our common stock is trading,
      o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus,
      o "at the market" to or through market makers or into an existing market for the common stock,
      o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
      o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
      o any combination of the foregoing, or by any other legally available means.

      Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. Each selling stockholder has advised us that the stockholder has not yet entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares.

      At the time a particular offer is made by or on the behalf of the selling security holders, a prospectus, including any necessary supplement thereto, will be distributed which will set forth the number of shares of common stock, and the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriter for the shares purchased from the selling security holders, any discounts, commissions and other items constituting compensation from the selling security holders, any discounts, commissions, or concessions allowed, re-allowed, or paid to dealers, and the proposed selling price to the public.

      XIOM Corp. will receive the proceeds of the 500,000 shares to be sold in the future directly by the Company, from time to time and the 157,062 shares underlying the warrants. The Company will only receive the proceeds from the sale of the shares by the Company, if sold and/or the warrants are exercised. There is no guarantee that the shares will be sold.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except as limited by Delaware law. The Company's Bylaws provide that the Company shall indemnify to the full extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

      Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934, (collectively, the "Acts") as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.

DELAWARE ANTI-TAKEOVER LAW AND OUR CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS

      Provisions of Delaware law and our Certificate of Incorporation and By-Laws could make more difficult our acquisition by a third party and the removal of our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging such proposals because, among other things, negotiation could result in an improvement of their terms.

      We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

      (i) The Board of Directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

      (ii) Upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

      (iii) On subsequent to such date the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders.

      A "business combination" generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of the corporation's voting stock.

WHERE YOU CAN FIND MORE INFORMATION

      Upon effectiveness of this registration statement we will commence filing reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any report, proxy statement or other information we file with the Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we will file electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a website at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

      We have filed a registration statement on Form SB-2 with the Commission to register shares of our common stock issued and issuable upon exercise of warrants to be sold by the selling stockholders. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us, or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission's web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

TRANSFER AGENT

      The Transfer Agent and Registrar for the common stock is Manhattan Stock Transfer Registrar Company, 1 West Street, Suite 3402, New York, NY 10004, 212-425-2750,

INTEREST OF NAMED EXPERTS AND COUNSEL

      None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer or employee of XIOM Corp. Michael S. Krome, Esq., is the holder of a total of 40,000 shares of common stock, part of which is a portion of his legal fee. As a partner in Alpha Advisors, Mr. Krome has beneficial control over an additional 275,000 shares of common stock. Furthermore, none of the experts was hired on a contingent basis and none of the other experts named herein will receive a direct or indirect interest in XIOM Corp., other than Mr. Krome.

LEGAL MATTERS

      The validity of the shares of common stock offered in this prospectus has been passed upon for us by Michael S. Krome, Esq., 8 Teak Court, Lake Grove, New York 11755, (631) 737-8381.

EXPERTS

      Our audited financial statements as of December 31, 2004 and December 31, 2003 and for the years then ended, have been included in this prospectus and in the registration statement filed with the Securities and Exchange Commission in reliance upon the report of independent auditors, dated March 25, 2005, upon authority as experts in accounting and auditing. N. Blumenfrucht, CPA, PC's report on the financial statements can be found at the end of this prospectus and in the registration statement.

          -------------------------------------------------------------

                                   XIOM Corp.

                                 814,124 Shares
                                  Common Stock


                                   PROSPECTUS


You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

Until ______________, 2005, all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.








                               ____________, 2005

          -------------------------------------------------------------

                             N. Blumenfrucht CPA PC
                              1040 East 22nd Street
                             Brooklyn New York 11210
                               Tel.- 718-692-2743
                                Fax -718-692-2203


To The Board of Directors and Stockholders of XIOM Corp.
-------------------------------------------------------

We have audited the accompanying balance sheets of XIOM Corp. (formerly known as Panama Industries, LTD.) as of September 30, 2004 and 2003 and the related statements of operations, stockholders' equity and cash flows for the years ended September 30, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Oversight Board (United States) Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of XIOM Corp., as of the September 30, 2004 and 2003 and the results of its operations and its cash flows for the years ended September 30, 2004 and 2003 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that XIOM Corp. will continue as a going concern. As discussed in Note 12 to the financial statements, the Company has an accumulated deficit of approximately $210,000. The Company incurred a net loss for the period ended September 30, 2004 of approximately $115,000 and has working capital of approximately $15,000 These factors raise substantial doubts about its ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 12. The financial statements do not include any adjustments that might result from the outcome of this uncertainty

Brooklyn New York
March 25, 2005

                                   XIOM, Corp.
                                 Balance Sheets
                        As Of September 30, 2004 and 2003

                                                      2004         2003
                                                   ---------    ---------

Assets
------
        Current Assets
               Cash and Cash Equivalents           $   3,326    $   9,257
               Trade Accounts Receivable              11,880       25,108
               Inventory                               2,086        3,402
               Prepaid Expenses                        1,316        2,316
                                                   ---------    ---------

                    Total Current Assets              18,608       40,083
                                                   ---------    ---------

        Fixed Assets
               Machinery and Equipment                14,646       14,646
               Vehicles                               16,411            0
               Leasehold Improvements                 10,120       10,120
                                                   ---------    ---------

                                                      41,177       24,766
               Less:  Accumulated Depreciation       (18,987)     (15,086)
                                                   ---------    ---------

                     Fixed Assets, Net                22,190        9,680
                                                   ---------    ---------

        Other Assets
               Patents Pending                       122,500            0
               Retainage Receivable                   26,334       50,828
               Security Deposits                       2,148        2,148
                                                   ---------    ---------

                      Total Other Assets             150,982       52,976
                                                   ---------    ---------


                        Total Assets               $ 191,780    $ 102,739
                                                   =========    =========


Liabilities and Stockholders' Equity
------------------------------------
        Current Liabilities
               Accounts Payable                        3,715        3,453
               Accrued Expenses                            0        8,578
               Notes Payable                               0       12,000
                                                   ---------    ---------

                     Total Current Liabilities         3,715       24,031

        Long-Term Liabilities
               Shareholder Loan                       87,701       58,080
                                                   ---------    ---------

                        Total Liabilities             91,416       82,111
                                                   ---------    ---------

        Stockholders' Deficit
               Common Stock                              557          363
               Additional Paid-In Capital            311,930      117,784
               Retained (Deficit)                   (212,123)     (97,519)
                                                   ---------    ---------

                   Total Stockholders' Equity        100,364       20,628
                                                   ---------    ---------

                        Total Liabilities and
                            Stockholders' Equity   $ 191,780    $ 102,739
                                                   =========    =========


                 See accompanying notes to financial statements

                                   XIOM, Corp.
                            Statements of Operations
                 For The Years Ended September 30, 2004 and 2003

                                                     2004           2003
                                                -----------    -----------

Sales                                           $   114,479    $   143,973

Cost of Sales                                        69,185         42,320
                                                -----------    -----------

Gross Profit                                         45,294        101,653

General and Administrative Expenses                 159,898         77,563
                                                -----------    -----------

Operating Income (Loss)                            (114,604)        24,090

Other Income (Expenses)                                                  0
                                                -----------    -----------

Net Income (Loss)                                  (114,604)        24,090
                                                ===========    ===========

Basic and Diluted Income (Loss) per Share       $     (0.03)   $      0.01
                                                ===========    ===========

Weighted Average Number of Shares Outstanding     3,970,602      3,632,973
                                                ===========    ===========


                 See accompanying notes to financial statements

                                   XIOM, Corp.
                  Statements of Stockholders' Equity (Deficit)
                 For The Years Ended September 30, 2004 and 2003

                                                            Common Stock
                                               -------------------------------------   Additional      Retained         Total
                                                Per Share     Number of      Par         Paid-In       Earnings      Shareholders'
                                                  Amount      Shares        Value        Capital      (Deficit)     Equity (Deficit)
                                               -------------------------------------   ------------  -------------  ---------------
Balance, September 30, 2002                                   3,632,973         363        117,784       (121,609)          (3,462)

     Net Income for the year
          ended September 30, 2003                                                                         24,090           24,090
                                                            ------------  ----------   ------------  -------------  ---------------

Balance, September 30, 2003                                   3,632,973         363        117,784        (97,519)          20,628

     Net (Loss) for the year
          ended September 30, 2004                                                                       (114,604)        (114,604)

     Shares issued in August 2004 to
           purchase Patent Technology Rights      $0.10       1,225,000         123        122,377                         122,500

     Shares issued in August 2004 to
           repay  Notes Payable                   $0.10         120,000          12         11,988                          12,000

     Shares issued in August 2004 to repay
           Shareholder Loan                       $0.10         125,000          12         12,488                          12,500

     Shares issued for services during the
           year ended September 30, 2004          $0.10         473,400          47         47,293                          47,340
                                                            ------------  ----------   ------------  -------------  ---------------

Balance, September 30, 2004                                   5,576,373         557        311,930       (212,123)         100,364
                                                            ============  ==========   ============  =============  ===============


                See accompanying notes to financial statements.

                                   XIOM, Corp.
                             Statements of Cash Flow
                 For The Years Ended September 30, 2004 and 2003

                                                                      2004         2003
                                                                   ---------    ---------
Cash Flows from Operating Activities:

      Net Income (Loss)                                            $(114,604)   $  24,090
                                                                   ---------    ---------

      Adjustments to reconcile net income (loss) to
         net cash used in operating activities:
             Depreciation                                              3,901        2,260
             Issuance of Shares for Services                          47,340
             (Increase) decrease in:
                  Receivables                                         13,228       (6,519)
                  Materials and Supplies                               1,316          884
                  Other Current Assets                                 1,000         (571)
                  Retainage Receivable                                24,494      (15,310)
                  Other Assets                                             0          348
                  Accounts Payable and Accrued Expenses               (8,316)      (3,522)
                                                                   ---------    ---------

             Total Adjustments                                        82,963      (22,430)
                                                                   ---------    ---------

             Net cash provided (used) in operating activities      $ (31,641)   $   1,660
                                                                   ---------    ---------

Cash Flows from Investing Activities:
      Purchase of Fixed Assets                                       (16,411)      (2,536)
                                                                   ---------    ---------

             Net cash provided (used) by investing activities        (16,411)      (2,536)
                                                                   ---------    ---------

Cash Flows from Financing Activities:
      Repayment of Notes Payable                                           0       (8,815)
      Proceeds from Shareholder Loan                                  42,121       15,031
                                                                   ---------    ---------

             Net cash provided (used) by financing activities         42,121        6,216
                                                                   ---------    ---------

Net increase (decrease) in cash and cash equivalents                  (5,931)       5,340

Cash & Cash Equivalents, Beginning of Period                       $   9,257    $   3,917
                                                                   ---------    ---------

Cash & Cash Equivalents, End of Period                             $   3,326    $   9,257
                                                                   =========    =========

Supplemental Disclosures
      Non-Cash Financing and Investing Activities
             Issuance of Shares for Services                          47,340            0
                                                                   =========    =========
             Issuance of Shares for Patent and Technology Rights     122,500            0
                                                                   =========    =========
             Issuance of Shares in Exchange for Notes Payable         12,000            0
                                                                   =========    =========
             Issuance of Shares in Exchange for Shareholder Loan      12,500            0
                                                                   =========    =========


                 See accompanying notes to financial statements

                                   XIOM, Corp.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED SEPTEMBER 30, 2004 AND 2003

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ENTITY AND ORGANIZATION

     XIOM, Corp., formerly Panama Industries, Ltd., ("XIOM or "the Company") was incorporated in March 1998, but was inactive until May 1999. At that time, all operating assets and liabilities of Thermaltec International Corp. ("Thermaltec"), the previous parent company, were transferred into XIOM. In June 2001, XIOM was spun out from Thermaltec upon which the shareholders of Thermaltec received one common share of XIOM for every three common shares of Thermaltec. During fiscal 2004 and 2003, XIOM developed a patented industrial based thermal spray coating technology which will sold directly to commercial customers as well as through a worldwide network of distributorships.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION

     Revenues from contracts which have terms greater than one month and are fixed-price contracts are recognized on the percentage-of-completion method, measured by the percentage of actual cost incurred to date, to the estimated total cost for each contract. On those contracts which are not fixed-price in nature and which contractually require the billing of actual costs and expenses incurred during the period, revenue is recognized as the actual amount invoiced during the period.

     Estimated costs and revenues are based upon engineering estimates of the work performed to date relative to the total work required under the contract. Changes in contract estimates which result in changes in estimated profit are applied to the cumulative work accomplished on the project. The re-calculated gross profit on the contract is applied to the revenues recorded to date for the entire life of the contract.

     CASH AND CASH EQUIVALENTS

     For the purpose of the statement of cash flows, the Company includes cash on deposit, money market funds, amounts held by brokers in cash accounts and funds temporarily held in escrow to be cash equivalents.

     ACCOUNTS RECEIVABLE

     Accounts receivable have been adjusted for all known uncollectible contracts; an allowance for doubtful contracts has not been provided, as the amount is not considered material.

     INVENTORY

     Inventory consists of various materials and supplies utilized on construction contracts and are valued at the lower of cost (first-in, first-out) or market.

     PROPERTY, EQUIPMENT AND DEPRECIATION

     Property and equipment is stated at cost. Major expenditures for property and, those that substantially increase useful lives, are capitalized. Maintenance, repairs, and minor renewals are expensed as incurred. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation are removed from the accounts and resulting gains or losses are included in income. Depreciation is provided by both straight-line and accelerated methods over the estimated useful lives of the assets.

                                   XIOM, Corp.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED SEPTEMBER 30, 2004 AND 2003

     EARNINGS (LOSS) PER SHARE

     The Company has adopted SFAS No. 128, "Earnings per Share", which requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS") by all publicly traded entities, as well as entities that have made a filing or are in the process of filing with a regulatory agency in preparation for the sale of securities in a public market.

     Basic EPS is computed by dividing net income or loss available to common shareholders by the weighted average number of common shares outstanding during the period. The computation of Diluted EPS gives effect to all potentially dilutive common shares during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an antidilutive effect on earnings.

     INCOME TAXES

     The Company has adopted Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes".

     DEFERRED INCOME TAXES

     Deferred tax assets arise principally from net operating losses and capital losses available for carryforward against future years' taxable income.

     RECLASSIFICATIONS

     Certain accounts in the prior-year financial statements have been reclassified for comparative purposes to conform to the presentation in the current-year financial statements.

2.   INVENTORY

                                                 For the years ended:
                                        September 30, 2004    September 30, 2003
                                        ------------------    ------------------

     Inventory consists of the following:

                 Materials and Supplies          $2,086                3,402

3.   PROPERTY AND EQUIPMENT

                                                                          For the years ended:
                                           Estimated useful      September 30, 2004         September 30 2003
                                            Life - years         ------------------         -----------------
     Machinery and equipment                   5-10                    $  14,646                  $   14,646
     Vehicles                                  3-5                        16,411
     Leasehold improvements                    5-31.5                     10,120                      10,120
                                                                       ---------                  ----------
                                                                          41,177                      24,766
     Less accumulated depreciation
         and amortization                                               (18,987)                     (15,086)
                                                                       ---------                  ----------

                  Net property and equipment                           $  22,190                  $    9,680
                                                                       =========                  ==========

     Depreciation for the years ended September 30, 2004 and 2003 was $3,901 and $2,260, respectively.

                                   XIOM, Corp.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED SEPTEMBER 30, 2004 AND 2003

4.   PATENTS PENDING

     In August 2004, the two operating officers of XIOM, who are also shareholders, irrevocably transferred to the Company all current and future rights, title and interest in certain technology and intellectual property patents pending related to the low temperature thermal spray gun, modular control unit and material powder feeder. In exchange for transferring their individual ownerships, one of the officers received 375,000 shares of restricted common stock and the other officer, who is also the inventor, received 850,000 shares of restricted common stock. These shares were valued at $.10 per share, which approximated the fair market value of the common stock on the date of the exchange.

5.   RETAINAGE RECEIVABLE

     Retainage receivable represents the cumulative amount held-back from each percentage-of-completion billing pursuant to long-term contracts. Such amounts will be paid to the Company upon the completion of each contract and customer approval. The net increase(decrease) in Retainage Receivable for fiscal 2004 and 2003 was ($24,494) and $15,310, respectively.

6.   NOTES PAYABLE

     Notes Payable at September 30, 2003 represents several non-interest bearing demand notes payable to certain individuals in varying amounts. These notes were paid off in August of 2004 by issuing 120,000 shares of restricted common stock. These shares were valued at $.10 per share, which approximated the fair market value of the common stock on the date of the issuance.

7.   SALES TO MAJOR CUSTOMERS

     For the fiscal years ending September 30, 2004 and 2003, the Company had one major customer who accounted for substantially all of the sales and trade accounts receivables.

8.   COMMITMENTS AND CONTINGENCIES

     LEASES

     XIOM leases office space on a month-to-month basis for $1,300 per month. In addition, the Company leases a separate manufacturing and warehouse facility on a month-to-month basis for $2,500 per month. Rent expense, net of sub-lease income, for fiscal 2004 and 2003 was approximately $35,600 and $27,500, respectively.

9.   COMMON STOCK

                                               For the period ended:
                                         September 30, 2004   September 30, 2003
                                         ------------------   ------------------
     Common stock is as follows:
     Common stock, $.0001 par value,
       10,000,000 shares authorized.
     Shares issued and outstanding              5,576,373           3,632,973
     Par Value                                       $557                $363

                                   XIOM, Corp.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED SEPTEMBER 30, 2004 AND 2003

10.  INCOME TAXES

     No provision for income taxes was recorded for the fiscal year ended September 30, 2003 because, as of September 30, 2002, the Company had net operating and capital loss carryforwards of approximately $161,000 and $533,000, respectively, which expire in 2015 and 2010, respectively.

     At September 30, 2004 and 2003, the Company provided a full valuation allowance against the gross deferred tax asset because, in management's opinion at this time, it is more likely than not, such benefits will not be realized during the respective carryforward periods.

11.  SUBSEQUENT EVENTS

     In March 2005, the Company completed a private placement offering in which it sold and issued 157,062 shares of restricted common stock at a price of $.75 per share. In addition, the stockholders that purchased these shares also received a warrant to purchase one share of common stock for each share they purchased. Each warrant has an exercise price of $.75 per share and a term of one year.

     In March 2005, XIOM negotiated an extension of the contract with their primary customer, the New York State Energy Research & Development Authority ("NYSERDA"). Pursuant to terms of this contract extension, XIOM will receive approximately $250,000 in funding over the next twelve to eighteen months to develop an automation process for the thermal spray technology that was developed in the original contract.

12.  GOING CONCERN

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a Net Loss of approximately $114,000 for the year ended September 30, 2004 and Net Income of only $24,000, for the year ended September 30, 2003. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors, Officers, Employees and Agents.

The Registrant's certificate of incorporation limits the liability of the Registrant's directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of that individual's fiduciary duties as a director except for liability for (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (3) unlawful payments of dividends or unlawful stock repurchases or redemptions, or
(4) any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against attorneys' fees and other expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The Delaware General Corporation Law provides that this is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant's certificate of incorporation and bylaws provide that the Registrant is required to indemnify its directors and officers to the maximum extent permitted by law. The Registrant's bylaws also require the Registrant to advance expenses incurred by an officer or director in connection with the defense of any action or proceeding arising out of that party's status or service as a director or officer of the Registrant or as a director, officer, employee benefit plan or other enterprise, if serving as such at the Registrant's request. The Registrant's by-laws also permit the Registrant to secure insurance on behalf of any director or officer for any liability arising out of his or her actions in a representative capacity. The Registrant intends to enter into indemnification agreements with its directors and some of its officers containing provisions that (1) indemnify, to the maximum extent permitted by Florida law, those directors and officers against liabilities that may arise by reason of their status or service as directors or officers except liabilities arising from willful misconduct of a culpable nature, (2) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and (3) to obtain directors' and officers' liability insurance if maintained for other directors or officers.

Item 25. Other Expenses of Issuance and Distribution.

      The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Securities and Exchange Commission registration fee              $      286.81
Legal fees and expenses (1)                                      $    5,000.00
Accounting fees and expenses                                     $   10,000.00
Miscellaneous (1)                                                $    5,000.00
                                                                 -------------
         Total (1)                                               $   20,286.81

------------------
(1) Estimated.

Item 26. Recent Sales of Unregistered Securities.

For the period of January 1, 2005 through March 18, 2005, Xiom Inc. sold, pursuant to a private placement 157,062 shares at $0.75 per share with a warrant to purchase another share of the company at $0.75 per share, and raised a total of $117,795.50, pursuant to a private placement as follows:

A chart of the shares issued pursuant to the above transaction follows:

                                          Number of Shares        Percentage of
Identity of Stockholder or Group       beneficially owned (1)     Shares Owned
--------------------------------------------------------------------------------
Andrew Tarabelli                             18,667                    *
Shirley V Fox and Raymond A Fox, Jr.          1,000                    *
Heather Sides                                   800                    *
Devon Rae Sides                                  65                    *
Rian Grey Sides                                  65                    *
Leslie C. Fox                                 6,667                    *
Ann G, Travers Revocable Trust                8,000                    *
Kevin M. Petrone                              1,300                    *
Alfred Zefara                                 6,667                    *
Robert Fredricks                              7,333                    *
Patric Sellitti                               7,333                    *
William T. Rooker & Iman Rooker,              1,500                    *
Martin Murray & Susanna Murrya                2,500                    *
Ryan Michael Byson                              500                    *
Stephanie Nicole Murray                         100                    *
Martin Gouglas Murray                           100                    *
Joseph Pileri                                 2,667                    *
Donald B. Stevenson                          10,000                    *
James W. Zimbler (2)                         13,334                   (2)
Robert Fox                                    1,000                    *
Linda Steinkamp                               3,000                    *
Theresa Steinkamp                             3,000                    *
Carole S. Daddona                             6,667                    *
Kevin Duckman                                 6,667                    *

                                          Number of Shares        Percentage of
Identity of Stockholder or Group       beneficially owned (1)     Shares Owned
--------------------------------------------------------------------------------
Irwin Schwab                                 13,333                    *
Albino L. Sellitti                            4,000                    *
John Mirabella                                1,333                    *
Vincent J. Dixon                              1,333                    *
Ralph Dente                                   1,333                    *
Brain E. Rooney                               1,333                    *
Richard Carter                               13,334                    *
Stefeno Buscarnea                             1,333                    *
Marc Regan                                    1,333                    *
James G. Petrone & Thelma A Petrone             133                    *
Michael V. Della Fave                         1,333                    *
Caarmine S. Marcello, Jr.                     1,333                    *
Kevin D. Canterman                            1,333                    *
Jeanne Kirk                                   4,000                    *

(1) Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of Common Stock that an individual or entity has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or entity shown in the table.

(2) Mr. Zimbler owns a total of 213,334 shares of common stock. Mr. Zimbler is a control person, along with another shareholder, Michael S. Krome, Esq., a holder of 40,000 shares in Alpha Advisors, LLC. The shares owned by Mr. Zimbler and Alpha total 488,334 and when all of the ownership percentages are added, the control percentage for Alpha Advisors LLC is 8.3%, if voted as a block. The shares owned by Mr. Krome and Alpha total 315,000 and when all of the ownership percentages are added, the control percentage for Alpha Advisors LLC is 5.4%, if voted as a block. If Mr. Zimbler, Mr. Krome and Alpha are pooled, the percentage is 9.0%

      With respect to the private placements, XIOM Corp. relied upon Section 4(2) of the Act and Rule 506 of Regulation D for these transactions regarding the issuance of its unregistered securities. In each instance, such reliance was based upon the fact that (i) the issuance of the shares did not involve a public offering, (ii) there were no more than 35 investors (excluding "accredited investors"), (iii) each investor who was not an accredited investor either alone or with his purchaser representative(s) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, or the issuer reasonably believes immediately prior to making any sale that such purchaser comes within this description, (iv) the offers and sales were made in compliance with Rules 501 and 502, (v) the securities were subject to Rule 144 limitation on resale and
(vi) each of the parties is a sophisticated purchaser and had full access to the information on Medivisor, Inc. necessary to make an informed investment decision by virtue of the due diligence conducted by the purchaser or available to the purchaser prior to the transaction.

      Neither the offer nor the sale of any of the securities was accomplished by the publication of any advertisement. Each investor received copies of disclosure documents.

Item 27. Exhibits and Financial Statement Schedules.

(a)      Exhibits:

      The following exhibits are filed as part of this registration statement:

         Exhibit    Description of Exhibit
         -------    ----------------------
         3.1 (1)    Certificate of Incorporation of XIOM Corp.
         3.2 (1)    Certificate of Amendment to Certificate of Incorporation
         3.3 (1)    By-laws of XIOM Corp.
         4.1 (1)    Form of Warrant
         5.1 (1)    Opinion of Michael S. Krome, Esq.
        23.1 (1)    Consent of N. Blumenfrucht, CPA, PC., Independent Auditor
        23.2 (1)    Consent of Michael S. Krome, Esq. (included in Exhibit 5.1)
        99.1 (1)    Patent Rights transferred to the Company by Thomas Gardega

------------------
(1) Filed herewith

Item 28. Undertakings.

(A)   The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

      (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

      (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)   Undertaking Required by Regulation S-B, Item 512(e).

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned; thereunto duly authorized, in the Town of Westbury, State of New York, on May 6, 1005.

                                                   XIOM Corp.

                                                   By: /s/ Andrew B. Mazzone
                                                       ------------------------
                                                       President and Director

                               POWER OF ATTORNEY

The undersigned directors and officers of XIOM Corp., hereby constitute and appoint Andrew Mazzone and Thomas Gardega, each of them, with full power to act without the other and with full power of substitution and re-substitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                       Title                            Date
------------                    -----                            ----

/s/ Andrew Mazzone              President and Director           May 6, 2005
---------------------------
Andrew Mazzone

/s/ Thomas Gardega              Executive Vice President         May 6, 2005
---------------------------     Director
Thomas Gardega